Exhibit 10.6

Employment Agreement

Steve Cooper – President and CEO

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between One Stop Systems, Inc. (the “Company”), and Steve Cooper, an individual (“Executive”), and shall be effective as of October 1, 2017 (the “Effective Date”).

RECITALS

WHEREAS, the Company desires assurance of the association and services of Executive to the Company in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

WHEREAS, Executive desires to be employed by the Company, and is willing to continue such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. Employment.

1.1 Title and Duties.

(a) Executive shall have the titles of President and Chief Executive Officer of the Company (“CEO”). In Executive’s capacity as CEO, Executive shall have the responsibilities typically required of a CEO, as well as any other services, acts and things as may be required from time to time by the Board of Directors of the Company (the “Board”).

(b) At all times during Executive’s employment by the Company, Executive shall: (i) comply with all policies and procedures of the Company as in effect or as amended from time to time; (ii) perform the duties assigned to Executive in a diligent, trustworthy, professional and efficient manner, to the best of Executive’s abilities and in the best interests of the Company; (iii) devote Executive’s full business time, attention and effort to the affairs of the Company; and (iv) not engage in any other business activities (whether or not for gain, profit, or other pecuniary advantage) or any other actions that could harm the business or reputation of the Company or any of its affiliates. In performing his duties hereunder, Executive shall support and implement the business, operational and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to operate in conformity with the business and strategic plans approved by the Board.

(c) During the Term, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without prior written consent of the Board. Notwithstanding the foregoing sentence, Executive shall be permitted to, (i) engage in charitable and community activities, (ii) participate in industry and trade organization activities, and (iii) manage his personal investments and affairs; provided, that (A) such activities do not conflict with or impair the execution of Executive’s duties and (B) Executive shall not have any ownership interest (of record or beneficial) in any firm, corporation, partnership, proprietorship or other business that competes directly or indirectly with the business of Parent and its subsidiaries except for (x) an investment of not more than five percent (5%) of the outstanding securities of a publicly-held company or (y) investments made through public mutual funds.

1.2 Location. Executive’s principal place of employment shall be the Company’s facility in Escondido, California, provided that Executive will be required to travel from time to time to other locations in connection with the Company’s business.

1.3 Policies and Practices. Executive’s employment shall be governed by this Agreement and by the written policies and practices established by the Company and the Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Executive Handbook, this Agreement shall control.

1.4 Term. Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years. The period of employment as so provided is referred to herein as the “Term”. Notwithstanding said Term, either Executive or the Company may terminate the employment relationship at any time and for any reason or no reason, with or without Cause (as defined below) or prior notice.

2. Compensation.

2.1 Base Salary. For his service as CEO, Executive shall receive a base salary of Two hundred ninety seven thousand Dollars ($297,000) per year from the Company, effective as of the Effective Date and less any required withholdings and deductions (the “Base Salary”). Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive will receive Executive’s Base Salary incrementally in semi-monthly payments on the Company’s regular payroll dates.

2.2 Bonus. In addition to the Base Salary, during each fiscal quarter of employment with the Company, Executive also will be eligible to receive a quarterly bonus with a target amount of fifty percent (50%) of Executive’s then-current quarterly Base Salary (the “Target Bonus”) based on Executive’s performance, as determined by the Board in its sole discretion, against fundamental corporate and/or individual objectives to be determined by the Board. The Board shall have the sole discretion to determine the amount of the bonus, if any, for a given quarter. Executive must be employed on the date any bonus is awarded to be eligible for the bonus. Bonus amounts may be pro-rated for partial quarter service as determined by the Board in its sole discretion.

2.3 Benefits. Executive is also eligible to participate in the Company’s benefit plans, including health, dental and vision insurance plans, subject to Company policy and the terms and conditions of the applicable plans. Executive shall have unlimited Personal Time Off (PTO) so long as the PTO does not interfere with the Executive’s ability to complete his corporate obligations. Executive will be deemed to receive income attributable to the benefits provided pursuant to this Section 2.3 in accordance with and to the extent required by applicable law and Internal Revenue Service regulations, and shall be responsible for any and all applicable tax liability arising from such benefits. The Company reserves the right in its sole discretion to alter, suspend, amend, or discontinue any and all of its Executive benefits, and Executive policies and procedures, in whole or in part, at any time with or without notice.

2.4 Equity Incentive Plans. Executive shall be eligible to participate in the Equity Incentive Plan (as defined below) subject to the discretion of the Board if and when the Board determines to make grants to Executive.

2.5 Expenses. Upon submission of expense reports in the manner specified by the Company, the Company will pay Executive’s reasonable travel and other reasonable business expenses incurred in connection with Executive’s employment with the Company in accordance with the policies of the Company set forth in the Company’s Executive Handbook. To the extent that any payments or reimbursements provided to Executive under this Agreement, including, without limitation, pursuant to this Section 2.5, are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

2.6 Changes to Compensation and Benefits. Executive’s compensation and benefits (exclusive of the Company’s obligations under Section 3), including Executive’s Base Salary and Target Bonus, are subject to annual review by the Board and may be changed from time to time in the Company’s discretion.

3. Termination.

3.1 Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (defined below). In the event of a termination for death or Complete Disability, the Company shall pay to Executive or to Executive’s estate all Base Salary, any accrued bonuses determined by the Board to have been earned by Executive in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of termination, less standard deductions and withholdings. In addition, the Company shall pay to Executive or to Executive’s estate five hundred thousand Dollars ($500,000). The Company shall thereafter have no further obligations to Executive, Executive’s estate, or Executive’s heirs under this Agreement, except as otherwise provided by law.

3.2 Termination for Cause or Resignation Without Good Reason. If Executive’s employment is terminated by the Company for Cause, or if Executive voluntarily resigns Executive’s employment without Good Reason (as defined below), the Company shall pay Executive all Base Salary, accrued and unused paid time off benefits and any accrued bonuses determined by the Board to have been earned by Executive in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement.

3.3 Termination Without Cause or Resignation For Good Reason Not in Connection with a Change in Control. If, at any time other than within the three (3) months immediately preceding or twelve (12) months immediately following the effective date of a Change in Control (as defined below), Executive’s employment terminates due to an involuntary termination (not including death or Complete Disability) without Cause, or due to Executive’s voluntary resignation for Good Reason, the Company shall pay Executive all Base Salary, accrued and unused paid time off benefits and any accrued bonuses determined by the Board to have been earned by Executive in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of termination, less standard deductions and withholdings. In addition, upon Executive’s furnishing to the Company an effective waiver and release of claims substantially similar to the form attached hereto as Exhibit A (the “Release and Waiver”) within the time frame set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, Executive shall be entitled to: (1) severance payments in an aggregate amount up to twelve (12) months of Executive’s then-current Base Salary, paid to Executive on the Company’s regular paydays until the earlier of (i) the date that is twelve (12) months following Executive’s termination or (ii) the date as of which Executive commences employment with another employer, subject to standard payroll deductions and withholdings, with the first such payment being made on the first payday following the date the Release and Waiver becomes effective (it being understood that such first payment shall include any amounts otherwise payable hereunder on paydays that occur prior to the date the Release and Waiver becomes effective); (2) provided that Executive timely elect such coverage, the continuation of Executive’s group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) at the Company’s expense for a period of twelve (12) months following the termination date; provided, however, that in the event Executive becomes eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately; and (3) a lump sum payment equal to Executive’s then-current Target Bonus, subject to standard payroll deductions and withholdings, payable within thirty (30) days of the date the Release and Waiver becomes effective / the vesting of the shares subject to each of Executive’s Equity Awards and Stock Options shall be accelerated as of the date of such termination, such that a number of such shares shall be vested as if Executive had continued to be employed until the twelve (12) month anniversary of the date of such termination (collectively, the “Severance Benefits”). In the event Executive is eligible for Severance Benefits under this Section 3.3, Executive is not eligible for any Change In Control Severance Benefits under Section 3.4 below.

3.4 Termination Without Cause or Resignation For Good Reason in Connection with a Change in Control. If, within the three (3) months immediately preceding or twelve (12) months immediately following the effective date of a Change in Control, Executive’s employment terminates due to an involuntary termination (not including death or Complete Disability) without Cause, or due to Executive’s voluntary resignation for Good Reason, the Company shall pay Executive all Base Salary, accrued and unused paid time off benefits and any accrued bonuses determined by the Board to have been earned by Executive in accordance with Section 2.2 and any other accrued benefits, in each case as earned through the date of termination, and any unreimbursed expenses incurred in accordance with Company policy, at the rates in effect at the time of such termination, less standard deductions and withholdings. In addition, upon Executive’s furnishing to the Company the Release and Waiver within the time frame set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, Executive shall be entitled to: (1) a single lump-sum payment in an amount equal to twelve (12) months of Executive’s then-current Base Salary, subject to standard payroll deductions and withholdings, payable within ten (10) business days of the date the Release and Waiver becomes effective; and (2) provided that Executive timely elect such coverage, the continuation of Executive’s group health continuation coverage under COBRA at the Company’s expense for a period of twelve (12) months following the termination date; provided, however, that in the event Executive becomes eligible for comparable group insurance coverage in connection with new employment, such COBRA premium payments by the Company shall terminate immediately; and (3) the vesting of the shares subject to each of Executive’s Equity Awards and Stock Options shall be accelerated such that one hundred percent (100%) of said shares shall be deemed fully-vested and, if applicable, immediately exercisable effective as of the date of such termination. In the event Executive is eligible for Change In Control Severance Benefits under this Section 3.4, Executive is not eligible for any Severance Benefits under Section 3.3 above.

3.5 Automatic Removal From Officer Positions. Any termination of Executive’s employment shall automatically effectuate Executive’s removal from any and all officer positions that Executive then holds with the Company, the Parent or any of their affiliates as of the effective termination date.

3.6 Application of Internal Revenue Code Section 409A.

(a) Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). To the extent required by Section 409A, Severance Benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of Severance Benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the Severance Benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified Executive” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Benefits payments shall be delayed until the earlier of (i) twelve (12) months and one day after Executive’s separation from service, or (ii) Executive’s death.

(b) Executive shall receive Severance Benefits only if Executive executes and return to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of Executive’s termination of employment, the Release and Waiver attached to this Agreement as Exhibit A, and permits the Release and Waiver to become effective in accordance with its terms (such latest permitted date, the “Release and Waiver Deadline”). If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which Executive separates from service, the Release and Waiver will not be deemed effective any earlier than the Release and Waiver Deadline. None of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release and Waiver. Except to the minimum extent that payments must be delayed because Executive is a “specified Executive” or until the effectiveness of the Release and Waiver, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

(c) The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

3.7 Limitation on Payments.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata

Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 3.6(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 3.6(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) Section 3.6(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

3.8 Definitions.

(a) Change in Control. “Change in Control” shall have the meaning ascribed to it in Section 2(d) of the Equity Incentive Plan; provided, however, that a merger or other transaction effected solely for the purpose of changing the domicile of the Company shall not constitute a “Change in Control” for purposes of this Agreement.

(b) Cause. “Cause” means, as determined in the sole discretion of the Board following written notice (the “Cause Notice”) of the condition(s) believed to constitute Cause, which notice shall briefly describe such condition(s), one or more of the following condition(s): (i) Executive’s failure to substantially perform Executive’s job duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of written notice of the occurrence of an event alleged by

Executive to constitute Good Reason); (ii) Executive’s failure to comply with all material applicable laws in performing Executive’s job duties or in directing the conduct of the Company’s business; (iii) Executive’s commission of any felony or intentionally fraudulent acts against the Company or the Parent, their affiliates, Executives, agents or customers; (iv) Executive’s participation in any activity that is directly competitive with or intentionally injurious to the Company, the Parent or any of their affiliates or which violates the terms of Executive’s Proprietary Information and Inventions Agreement (defined below); (iv) Executive’s material breach of the terms of Executive’s Proprietary Information and Inventions Agreement (as defined below); (v) Executive’s commission of any act of fraud, embezzlement or dishonesty against the Company, the Parent or any of their affiliates, or use or intentional appropriation for Executive’s personal use or benefit of any funds or material properties of the Company, the Parent or any of their affiliates not authorized by the Board to be so used or appropriated; (vi) Executive’s breach of any material provision of this Agreement; and (vii) Executive’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other demonstrable material misconduct on the part of Executive; provided, however, that, termination by the Company under subsections (i) or (vi) of this Section 3.8(c), shall only be deemed for “Cause” pursuant to the foregoing definition if Executive fails to remedy such condition(s) within thirty (30) days following delivery of the Cause Notice.

(c) Good Reason. “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material adverse change in Executive’s duties, authority or responsibilities relative to the duties, authority or responsibilities in effect immediately prior to such reduction, the removal of Executive as CEO of the Company; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when Executive retains a similar position with a subsidiary of the acquiring entity following a Change of Control, but Executive does not hold the same position in the acquiring entity) shall not constitute “Good Reason;” and, provided, further that Executive’s removal from the Board or the Parent Board shall not constitute “Good Reason;” (ii) a material diminution in Executive’s base compensation; or (iii) a material breach by the Company of its obligations under this Agreement; provided, however, that, such termination by Executive shall only be deemed for “Good Reason” pursuant to the foregoing definition if: (A) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (C) Executive voluntarily terminates Executive’s employment within sixty (60) days following the end of the Cure Period.

(d) Complete Disability. “Complete Disability” means Executive’s inability to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred eighty (180) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(e) Equity Awards. “Equity Awards” means all stock options and such other equity awards granted pursuant to the Equity Incentive Plan.

(f) Equity Incentive Plan. “Equity Incentive Plan” means that certain 2017 Equity Incentive Plan established by the Parent for the benefit of Executives, officers, directors and consultants of the Company and the Parent.

(g) Stock Options. “Stock Options” means the options granted to the Executive to purchase common shares of the Company at a fixed price.

4. Certain Covenants.

4.1 Noncompetition. Except as may otherwise be approved by the Board, during the Term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an Executive, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the business of the Company in such county, city or part thereof, so long as the Company or any successors in interest to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

4.2 Confidential Information. Executive and the Company have entered into the Company’s standard Executive proprietary Inventions and Invention Assignment Agreement, or such similar document as commonly used by the Company (the “Proprietary Information and Inventions Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

4.3 Solicitation of Executives. Executive shall not during the Term of Executive’s employment and for the applicable severance period for which Executive receives severance benefits following any termination hereof pursuant to Section 3 above (regardless of whether Executive receives such severance benefits in a lump sum payment) (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company, any Executive of the Company.

4.4 Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 4 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(a) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

(b) Accounting and Indemnification. The right and remedy to require Executive (i) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (ii) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

4.5 Severability of Covenants/Blue Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

4.6 Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

4.7 Arbitration. Executive and the Company have entered into the Company’s standard arbitration agreement, a copy of which is attached hereto as Exhibit B (the “Arbitration Agreement”). Executive agrees to perform each and every obligation of Executive therein contained.

5. Trade Secrets of Others. It is the understanding of Executive and the Company that Executive shall not divulge to the Company or its affiliates any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company or its affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

6. Insurance. The Company may, in its sole discretion, apply for and procure in its own name and for its own benefit life, health, accident, “key-man” and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

7. Miscellaneous.

7.1 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company, and the Company will require any such successor to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

7.2 Choice of Law. This Agreement is made in the State of California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

7.3 Entire Agreement. This Agreement, including the Exhibits hereto, contains the complete, final and exclusive agreement of the parties hereto relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties hereto. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement, the Proprietary Information and Inventions Agreement controls.

7.4 Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:	One Stop Systems, Inc. 2235 Enterprise Street Suite 110 Escondido, CA 92029 Attention: John Morrison, CFO

If to Executive:	At the residence address on file with the Company

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

7.5 No Third-Party Rights. Except for the rights set forth in Section 4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

7.6 Survival. The covenants, agreements, representations and warranties contained in or made in Sections 3, 4, and 6 of this Agreement shall survive any termination of Executive’s employment.

7.7 Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company’s Chairman of the Board.

7.8 Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

7.9 Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

7.10 Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and have consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The parties hereto acknowledge that each party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.11 Representations and Warranties. Executive represent and warrant that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

7.12 Counterparts; Facsimile. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.

7.13 Dispute Costs. Should any claim be commenced between the parties hereto or their personal representatives concerning any provision of this Agreement or the rights and duties of any person in relation to this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for that party’s attorney’s fees in such action to the extent consistent with law.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

One Stop Systems

By:	/s/ John Reardon

Name:	John Reardon

Title:	Compensation Committee Chair

EXECUTIVE:

/s/ Steve Cooper
Steve Cooper

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

OR RESIGNATION FOR GOOD REASON

In consideration of the payments and other benefits set forth in the Employment Agreement dated October 1, 2017, to which this form is attached (the “Employment Agreement”), I, Steve Cooper hereby furnish One Stop Systems, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, Executives, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, equity awards, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, released claims shall not include (i) any claims based on obligations created by or reaffirmed in this Release and Waiver; (ii) any vested compensation or benefits; (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims, claims for any state disability insurance benefits and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board); (iv) any claim for indemnification under the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for the indemnification of Executive; (v) any rights Executive might have under the Company’s Equity Incentive Plan (as defined in the Employment Agreement) or similar plan or arrangement regarding equity awards to Executive or equity interests owned by Executive; (vi) any claim related to the Company’s executory obligations under the Employment Agreement; and (vii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California) (provided that Executive shall not be entitled to obtain any monetary relief through such agencies).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have 21 days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven day revocation period has expired without my having earlier revoked this Release and Waiver, and I shall not be entitled to receive any of the benefits provided by the Employment Agreement unless and until this Release and Waiver becomes effective.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: __________________	By:
Steve Cooper

EXHIBIT B

ARBITRATION AGREEMENT